Exhibit 99.1

2024-05-16 14:02:19

Reorg

Silverbow Resources, Inc.

CORRECTED TRANSCRIPT: SilverBow Resources, Inc.(SBOW-US), Acquisition of SilverBow Resources, Inc. by Crescent Energy Co. Call, 16-May-2024 8:30 AM ET

Thu 05/16/2024 04:22 PM EDT

Event Title: Acquisition of SilverBow Resources, Inc. by Crescent Energy Co. Call

Acquisition of SilverBow Resources, Inc. by Crescent Energy Co. Call

CORRECTED TRANSCRIPT: SilverBow Resources, Inc.(SBOW-US), Acquisition of SilverBow Resources, Inc. by Crescent Energy Co. Call, 16-May-2024 8:30 AM ET

Corporate Participants

•	Operator

•	Reid Gallagher, Principal

•	David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors

•	Sean C. Woolverton, Chief Executive Officer & Director

•	Neal Dingmann, Analyst

•	Leo Mariani, Analyst

•	Oliver Huang, Analyst

•	Brandi Kendall, Chief Financial Officer and Member of the Board of Directors

•	Charles Meade, Analyst

•	Mike Scialla, Analyst

•	Tarek Hamid, Analyst

•	Tim Rezvan, Analyst

•	Kevin MacCurdy, Analyst

MANAGEMENT DISCUSSION SECTION

Operator

Greetings, and welcome to the Crescent Energy Investor Update Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Reid Gallagher. Thank you, Mr. Gallagher. You may begin.

Reid Gallagher, Principal

Good morning. And thank you for joining this call covering Crescent’s announced transaction with SilverBow Resources. Our prepared remarks today will come from our CEO, David Rockecharlie, along with SilverBow’s CEO, Sean Woolverton. We’ll also have our CFO, Brandi Kendall, and other members of our leadership team available during Q&A.

Today’s call may contain projections and other forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties, including commodity price volatility, global geopolitical conflict, our business strategies and other factors that may cause actual results to differ from those expressed or implied in these statements and our other disclosures. We have no obligation to update any forward-looking statements after today’s call.

As a reminder, please limit your time during Q&A to one question and one follow-up, as this allows us to get more of your questions today. With that, I’ll turn it over to our CEO, David.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors

Good morning, and thank you for joining us. We’re incredibly excited today to announce that Crescent has signed a definitive agreement to acquire SilverBow Resources in a transaction that will be transformative for both our Eagle Ford footprint and our business overall. This complementary combination represents a major step forward for our business and brings together two very like-minded teams focused on long-term value creation.

As I sit here with Sean today, I want to start by reflecting on the path that has brought our companies together. We are both proud of the accomplishments and growth of our businesses to date. Both companies have built significant scale over the past few years through successful execution in the M&A market, and we couldn’t be better positioned today to take this next step together.

We believe the combined company will be the leading growth through acquisition E&P company in North America. This transaction delivers significant value for both of our shareholders, creating a premier, scaled enterprise with an attractive portfolio of high-quality long-life assets and a strong balance sheet. The combination creates one of the largest operators in the Eagle Ford with meaningful opportunity for combined efficiencies and significant room for further growth and value creation. The combined production and cash flow base is substantial, with roughly 250,000 barrels of oil equivalent per day of low-decline liquids-weighted production, complemented by a deep high-quality inventory of future development locations across the Eagle Ford and Uinta basins.

The transaction is structured as a cash election merger. Each SilverBow shareholder will have the option to receive 3.125 shares of Crescent Class A common stock for each share of SilverBow common stock or cash proceeds of $38 per share, with the maximum cash consideration for the transaction not to exceed $400 million. We believe this structure offers SilverBow shareholders an attractive option to receive immediate and certain value in cash or receive Crescent shares and participate in the potential upside of a stronger, scaled combined company well-positioned to drive long-term value.

The combined company will have an enterprise value of roughly $6 billion, inclusive of SilverBow’s current net debt. Pro forma for this transaction and dependent upon the final cash election by SilverBow shareholders, current SilverBow shareholders will own between 21% and 31% of the combined company on a fully diluted basis.

We built Crescent to be an attractive returns-driven free cash flow business with opportunistic growth through acquisition. And we believe this combination represents one of the most compelling opportunities we’ve seen in the market. It not only meets our underwriting criteria from a financial perspective, strong cash-on-cash returns and immediate accretion to cash flow and NAV per share without undue risk to our balance sheet, but also provides significant strategic benefits with increased scale and enhanced operating capabilities. These strategic benefits are especially compelling in the Eagle Ford. Both Crescent and SilverBow have been focused on building scale in the Eagle Ford over the past few years, and this complementary combination builds on the successful acquisition strategies of both companies.

The combined business has executed 12 Eagle Ford acquisitions over the last three years, totaling more than $4 billion of total transaction value. Pro forma for this transaction, Crescent will be the second largest operator in the basin alongside ConocoPhillips and EOG. Nevertheless, the Eagle Ford remains one of the most fragmented basins in the Lower 48, with substantial opportunity for further growth.

As we think about our broader business, SilverBow’s high-quality assets complement our existing portfolio extremely well. They significantly increase our current production base while maintaining our industry-leading decline rate. And their attractive margin profile further strengthens our ability to generate stable, consistent free cash flow.

Looking forward, the SilverBow assets add substantial inventory to our business, with attractive and low-risk drilling locations in a basin we know extremely well. On a pro forma basis, the combined company will have 10-plus years of high-quality development inventory across the Eagle Ford and Uinta basins.

The SilverBow inventory also adds significant optionality to commodity prices, with a valuable mix of both gas and oil weighted locations, allowing advantaged capital allocation flexibility through commodity cycles. In short, the combined company’s asset profile is well positioned for significant and stable free cash flow generation over the long-term, with balanced and attractive exposure to commodity price upside.

With that strong base of free cash flow, our capital allocation priorities remain disciplined through this transaction. We will continue to put our investors first. As we’ve said before, our priorities 1a and 1b are maintaining a strong balance sheet and returning capital to our shareholders. While this combination is a significant one, we remain committed to maintaining our balance sheet strength.

Total leverage pro forma for the acquisition is largely neutral and remains within our maximum target of 1.5 times. We will see immediate synergies on the financing side here, as we refinance SilverBow’s existing debt with new debt at our current cost of debt. And we believe there is potential for further savings, as our increased scale and improved credit profile drive further improvements in our financing costs.

We remain committed to our return of capital strategy and intend to maintain our current fixed quarterly dividend of $0.12 per share, which is an extremely compelling yield relative to peers. In addition, we expect our buyback program to remain active, driving further value for our shareholders. The additional cash flow from this acquisition further supports the stability and reliability of our already peer-leading capital return framework.

Another highlight of this combination is the significant potential for synergies and operating efficiencies. Not only do we expect to see the immediate impact of an improved – proved cost of capital, but with the combined operating expertise of both businesses, we believe we can deliver significant incremental value to our existing and new shareholders through efficiencies on both capital and operating costs.

We estimate a total of roughly $65 million to $100 million in annual savings, which we expect to realize over the coming years. We’ve demonstrated our ability to improve operations on acquired assets, and we are excited about the value that we can create together as a combined company. This combination positions Crescent as a premier mid-cap company primed for sustainable value creation. The pro forma company will have the scale, balance sheet strength, and the capital market support required to continue to execute on our returns-driven acquisition growth strategy and deliver value for our shareholders.

Our team has a differentiated track record of growth through returns-driven M&A. We have fundamentally transformed our business and asset profile through a series of complementary transactions over the last four years. Inclusive of this transaction, we have grown at a 30% compound annual growth rate while significantly enhancing our operating scale and strengthening our asset profile. Despite this significant growth, we’ve remained prudent in our underwriting and acquisition criteria, focused on opportunities to generate compelling cash-on-cash returns, drive immediate accretion, and maintain our strong balance sheet.

Our last few years of growth have been complemented by a significant evolution of our positioning in the capital markets. Since we became public through our reverse merger with Contango, we’ve taken actions to systematically improve trading liquidity and develop investor awareness and sell-side analyst interest. We’ve greatly increased our public float and average daily trading volume, gone from zero research analysts to 10, and demonstrated consistent access to both the debt and equity capital markets, which all provide tailwinds towards our growth strategy. We’ve never been better positioned and are excited about the value that our combined company can deliver.

Before turning things over to Sean, let me quickly talk about the next steps. We’re expecting to close this transaction during the third quarter of this year, following a standard regulatory approval process and shareholder votes by both SilverBow and Crescent. Both boards have unanimously approved the transaction, and Crescent shareholders, representing 43% of current shares outstanding, have entered into a voting agreement to emphasize their support.

Following the close of this transaction, the Crescent Board will increase to 11 members, with 9 representatives from Crescent and 2 from SilverBow. This combination represents a unique value proposition for all shareholders, and we are confident in our ability to satisfy our closing conditions to complete this transaction.

With that, I’ll hand things over to Sean.

Sean C. Woolverton, Chief Executive Officer & Director

Thanks, David. It’s a pleasure to be here this morning with you and the rest of your team. And good morning, everyone. This is an exciting new chapter for SilverBow. In a compelling value proposition for our shareholders, accelerating many of the key value drivers, we were focused on delivering. The transaction delivers an attractive premium for SilverBow shareholders, and the structure of the transaction provides us with the opportunity to participate in the upside of a stronger, scaled business that we believe is positioned for significant value creation while also having the unique flexibility to receive immediate cash liquidity for our shares.

As David mentioned, this transaction creates scale and asset durability, making us one of the largest players in the Eagle Ford. With scale comes the ability to capture important synergies, apply combined best operating practices, and continue to capture value-adding acquisitions. This combination of like-minded peers positions the pro forma business for continued success above and beyond what either company could achieve on its own.

In addition to having complementary portfolios, our companies share similar values in a commitment to safe and responsible operations. We firmly believe this transaction represents the most attractive value for our shareholders. This transaction is consistent with our commitment to pursuing any path that will maximize value for shareholders and is the result of a comprehensive and thorough review of alternatives conducted with the assistance of our financial and legal advisors over the last few months, including extensive engagement between both parties, which accelerated after we both announced strong earning results in Q1.

Before handing it back to David, I would like to thank our talented team of employees for their hard work to build a great company. Without you, we wouldn’t be able to do this transaction today.

With that, I’ll turn the call back to David.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors

Great. Thank you, Sean. Before we wrap up, I want to reiterate how excited Sean and I are about this combination and the pro forma company’s positioning as a leading growth through acquisition platform. The combined company will have a high quality and uniquely balanced portfolio of stable, low-decline production and a deep inventory of proven drilling locations.

Our portfolio is underpinned by a basin-leading position in the Eagle Ford and significant running room for further value creation. Our business generates substantial free cash flow, maintaining our strong balance sheet, allowing us to return significant cash to our shareholders and empowering our opportunistic acquisition-growth strategy. This transaction provides significant benefits to all of our shareholders and meaningfully enhances the Crescent value proposition for current and future investors. We believe this transaction creates a must-own mid-cap company with significant growth potential and the discipline, stability and capability of a large-cap business.

With that, I’ll open it up for Q&A. Operator?

Q&A

Operator

Thank you. We will now be conducting a question-and-answer session. Thank you. Our first question comes from Neal Dingmann from Truist Securities. Please proceed.

Neal Dingmann, Analyst—Question

Morning, both teams. Nice deal. David, my first question is maybe just around what I call sort of the deal sequence specifically. I don’t know, any color you might be able to add on how this deal came to be. Certainly, what’s attractive from our side, I’m just wondering. Well, I know you and Brandi and the team are always looking for accretive deals. I mean, was this something that you’d shot for a while? I’m just wondering maybe how competitive the process or just anything else you could add on how this thing came to be.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. No, great question. And look, I definitely can’t speak to a broader process other than kind of our engagement. But as hopefully all of our shareholders appreciate, we’ve been focused in the Eagle Ford for a long time. This is a great company that Sean and the team have built. So we’ve obviously known each other and been able to observe their performance. And so, again, as Sean said in the opening, this did come together relatively recently around the, obviously, announcement here. But long story short, we think this is a perfect fit and the pro forma company is just really going to be outstanding going forward.

Neal Dingmann, Analyst—Question

In that pro forma you have that you spoke of, David, is that the four to five that you see that running well into next year, those four to five rigs, sort of as you’ve been running – as a combo has been running?

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. In the short-term, obviously, we’re not going to change any or provide any combined guidance. And as you know, we can’t really do anything separately until the closing. So I think what you see is what you get for now. But our strong belief and conviction here is that the two companies together are going to create a lot more than separately, and I think we were doing really well separately.

Neal Dingmann, Analyst—Question

Got it. Got it. And then just, secondly, maybe for Sean, I’m just wondering obviously besides the Kimmeridge, I’m just wondering, Sean, if you’ve all been sort of actively shopping or anything you might be able to say on the sell side? I’m just wondering maybe why you believe if now is the right time and how does – I know there was a poison pill out there. Does this remove that as well?

Sean C. Woolverton, Chief Executive Officer & Director—Answer

Hey, good morning, Neal. Appreciate the question. I think, as David mentioned, both companies have been very actively involved in the basin. Between the two of us, we’ve been that active a consolidator. And so we’ve got to know each other over the last couple of years. And as David mentioned more recently, our engagements kind of ticked up on the strength of closing to our – their acquisitions last year and ours as well. So we’re really excited on this company – combination. As I’ve always said, SilverBow is the biggest cheerleader of consolidation in the basin. And we said, hey, we’d do it from a buy-side and the sell-side.

So, our Board, management team has been very focused on creating value for all of our shareholders and has long indicated an openness to a transaction. We really evaluated a wide range of activities and engaged with multiple parties for some time, including Kimmeridge over the last couple of years. There’s a long list of information out there on our engagement with them over the past couple of years. So we’re just really excited about the deal. This transaction offers a premium for our shareholders upfront, but more importantly, gives them the opportunity to participate in what I think is going to be a phenomenal company go-forward.

Neal Dingmann, Analyst—Question

And does this change with the – is the poison pill still out there? What is it – what does it do on that side?

Sean C. Woolverton, Chief Executive Officer & Director—Answer

From the pill, what you’re going to see is that it’s going to be extended through the closing of the transation. And that was agreed mutually with Crescent as part of the merger agreement.

Neal Dingmann, Analyst – Question

Got it. Okay. Thank you, guys. So, congrats on both sides.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors – Answer

Thank you.

Operator

Our next question comes from Leo Mariani from ROTH MKM. Please proceed.

Leo Mariani, Analyst – Question

Hi, guys. I was hoping you could elaborate a bit more here on the synergies. If I’m reading the slides right, it sounds like you guys are expecting to kind of refinance the debt later this year. And there’s a mention of G&A synergies and then, obviously, the operational synergies. Can you maybe just provide us a little bit more clarity in terms of when you plan to kind of tackle each of these items from G&A to kind of some of the upside from a timing perspective? And then, can you just also elaborate on the G&A side in terms of what you kind of maybe planning to keep here in terms of SilverBow employees?

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors – Answer

Yeah. Hey, thanks for the question. It’s David Rockecharlie. To your point, hopefully, the slides we put out there are pretty straightforward, but I think this is even easier, given frankly the fact that we’ve both been making a lot of acquisitions over the last few years. We’ve both been very vocal about the improvements we’ve been able to make and the assets that we’ve acquired. And I think one of the exciting things for us about this transaction is Sean and I spend a lot more time together and discuss more deeply the operations and the strong employee bases we both have. We both are very good at our jobs. We’re also both really good at different things in many cases. So we feel like the synergies and efficiencies are pretty standard. So it’s going to be more of what you’ve already seen. We talked about cost of capital. That’s obviously going to be pretty straightforward. On the CapEx side, I think we can both continue to perform well, and we’ve highlighted very clearly the improvements we’ve made on drilling and completion times and performance enhancements there.

What I would say on lease operating expenses, we’ve got a large base of production that’s outstanding value and free cash flow generation for the investors. It also takes some time to do all the analysis. And again, we think both companies have a lot of strengths to bring to the table. So that will be, I think, an important lever, but it’ll take us some more time to get across the whole asset base.

And then on the G&A side, there’s just things that companies all have to do when they’re public. And so I think there’s pretty straightforward stuff there that again we’ll be able to capture immediately. But I think the most exciting thing to us is that the employees here all have a great opportunity to participate in a growth company.

So we need everyone to stay focused. We’ve got great people that are going to continue to make this company better. And what you’re hearing from us is we hope we’re not done here. We want to be an investment grade company. That’s been Crescent’s strategy and statement about our ambitions. And I think this is a great step on the way there, but we feel very confident in the synergies we put forward.

Leo Mariani, Analyst—Question

Okay. No, that’s helpful. And just to that point, as becoming an investment grade company, presumably you’re going to have to become maybe even a larger entity over time. You talk about focused growth through more M&A. Sounds like you see other opportunities maybe post this deal to kind of roll up other parts of the Eagle Ford. Is that going to continue to be a key part of the strategy? And do you feel like there’s some interesting targets out there you eventually could go after?

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. Great question. The number one thing to know about Crescent and the combined company as well is, this is a free cash flow business. So, I think we’re really excited that we don’t have to do anything. We think we can create tremendous value. Our investors have heard us say this on previous calls. We think there’s a lot of value still embedded in the assets we own. We’ve all brought together a great series of acquisitions, and we’re not done making those great. So I think number one thing to know is we’re going to focus on the opportunities at hand.

And then the acquisition strategy, you’re exactly right, it’s opportunistic. But we do see significant opportunity to continue to apply our strength there. In particular, on the operating and investment side, when you bring those together, great things can happen. And so the Eagle Ford is a great basin. It’s the second most productive basin onshore in the US. It’s the least consolidated. So, huge opportunity there. And we hope to be able to find more things to do. But I think the great thing is we’ve got lots of great stuff to do if we do nothing. And when we do something, we feel really strongly about value creation around it.

Leo Mariani, Analyst—Question

Thank you.

Operator

Our next question comes from Oliver Huang from Tudor, Pickering, Holt & Company. Please proceed.

Oliver Huang, Analyst—Question

Good morning, all, and congrats on the deal. You all have done a great job in driving better capital efficiency on acquired assets in recent years via both the Uinta and series of Western Eagle Ford acquisitions. So, to the extent you’re able to talk about it, can you all kind of walk through the running room for uplifting the performance of the SilverBow assets that you all kind of acquired here, whether from a well productivity or capital perspective? Just maybe any color on differences to speak to with respect to spacing, completion intensity or maybe any improvements that could be made from what you all view as a best practice for things like flowback on the asset?

Oliver Huang, Analyst—Question

Yeah. Hey, great. It’s David. Happy to take the question. I will be brief. I think we both kind of laid out publicly the types of improvements we’ve made collectively. But maybe the easiest thing to say is just from looking publicly, and I can confirm based on the conversations the two management teams had together through extensive diligence, the Crescent side of the equation has clearly demonstrated significant improvements year-over-year in drilling efficiency and speed as well as completion design efficiency and speed.

And so, speed equals dollars. We think we can continue to deliver best-in-class D&C performance. What we also see though when we look across SilverBow’s execution, it’s been very good as well, and there are some things they do around operating these wells, both on the D&C side and in production-based optimization that we think both of us can do better together. So I think this is a really good case of two good companies that are going to be able to focus on increasing good performance. And I think we’re bringing different strengths to the table. But those will be two of the things I’d highlight in particular that we each have talked about and bring here on the operating side.

Oliver Huang, Analyst—Question

Makes sense. That’s helpful. And maybe for a follow-up, I know we’re probably talking about a wide range of outcomes with how volatile commodity prices can be, but just any sort of rule of thumb in terms of how we should be thinking about cash taxes post the deal and if there are any NOLs or anything to be aware of that you’ll be able to kind of take advantage of going forward?

Brandi Kendall, Chief Financial Officer and Member of the Board of Directors—Answer

Hey, Oliver. It’s Brandi. So, I would say, both companies on a stand-alone basis, from our perspective, would be cash taxpayers over the next handful of years. We don’t anticipate any material changes in the go-forward tax position for either shareholder base. But at high level, I think we’d guide you to a similar range than – that we have in the past, and that’s 3% to 5% of EBITDA.

Oliver Huang, Analyst—Question

Sounds good. Thanks for the time.

Operator

Our next question comes from Charles Meade from Johnson Rice. Please proceed.

Charles Meade, Analyst—Question

Yes. Good morning, David and Sean, and the whole collective team there. David, thank you for quantifying the relative inventory contributions from Crescent and SilverBow. But I’m wondering if you could go one level down, if you could, and talk about not so much the number of locations, but the character, the nature of those locations. It looks to me like you – well, you guys did have some natural gas locations that SilverBow brings more of those. But also, I’m curious if you could talk about the quality of their locations in the – a well window or a condensate window versus what would synergy – or Crescent had on a standalone basis.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. That’s great. Thanks for the question. Look, quite simply, I think you’ve got it right, which is it’s two companies with really strong, high-quality inventory. As you know, we judge everything based on cash-on-cash returns. We’re trying to make two times our money or more. What I would say is just having more inventory to choose among that is also very high quality is always a good thing. We try to run a business that is lower capital intensity, lower operational intensity. We’re resulting here in this combination still with an industry-leading low-decline rate in our range of 25% or below. So I think the company is well set up for more than a decade of outstanding inventory. And maybe the way I would say it is, we’re both oil-weighted in terms of the drilling we’re doing today and the future opportunity. But we love adding even more high-quality gas-weighted locations to be opportunistic around from a capital allocation perspective.

But I think the great thing, long story short, on our side is, when we look at the portfolio locations they built, it stacks up really well with ours, which means we would drill their high-quality inventory or ours right now. And we think we’ve got lots more of it than we had prior to this transaction.

Sean C. Woolverton, Chief Executive Officer & Director—Answer

Yeah. Hey, Charles. This is Sean. I’ll just add a little bit to David’s comments, because we’ve always said the key ingredient, right, for a transaction is depth of the inventory, amongst all the other things that David spoken to. I mean, for us, that would tee here one of the things that we really like about the opportunity is the acceleration of a shareholders’ return program for our shareholders. So, that becomes brought forward significantly.

What’s amazing, right, to think about SilverBow, where it’s come from, is a couple of years ago, we had a stated strategy to get to a balanced commodity mix. This company has that. In fact, this company is more weighted liquid than gas. So we were excited about that strategy that this company will maintain of having a balanced commodity mix. The optionality to, like, what we’ve proven out is still going to be there to shift out gas – shift capital between oil and gas dependent upon the prevailing commodity price. So, it just checked a ton of boxes for us. So I think the inventory here is remarkable.

Charles Meade, Analyst—Question

Got it. Thank you, David. Thank you, Sean. That’s it for me.

Operator

Our next question comes from Michael Scialla from Stephens. Please proceed.

Mike Scialla, Analyst—Question

Good morning, everybody, and congrats on the deal. You mentioned the leverage here is going to stay pretty much the same for both companies. Just wondering how you’re thinking about future debt reduction, if there is any goal and timeline there that you might be targeting.

Brandi Kendall, Chief Financial Officer and Member of the Board of Directors—Answer

Hey, Mike. It’s Brandi. Good question. So, I would say at a high level, this transaction is in line with how we think about our leverage target. So, up to 1.5 times in an acquisition scenario. We did mention that we have secured committed financing in place to close the transaction. As you’ve heard from us before, we have a preference for a longer-term institutional capital versus being overly reliant on the bank market. Again, we’ll be opportunistic just with respect to terming that out. But the exciting thing here is this business generates a ton of free cash flow. So, even if we go up to or towards that 1.5 time maximum, we do quickly kind of de-lever back to the – close to the 1 time over the course of next year.

Mike Scialla, Analyst—Question

Appreciate that, Brandi. And just curious if – you talked about the inventory here, combined company’s inventory. Just wondering if there’s any thoughts around potential non-core asset sales following the deal.

Brandi Kendall, Chief Financial Officer and Member of the Board of Directors—Answer

With no formal divestiture program tied to this transaction, we’ve historically been opportunistic around divesting non-core assets. We talked about this on our last earnings call a week or two ago, but over the past 18 months, we’ve sold $150 million of non-core assets. I would say, no change there, and it’s just safe to assume that we’re always in the market kind of evaluating opportunities to continue to core up our position.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. Neal, it’s David. The only thing I’d add to that, hopefully everyone has seen since we’ve gone public that we’ve really been adding in our core areas of the Eagle Ford and Rockies, and the divestitures have been in the non-core areas, as you suggest. So I don’t think we see any change in that.

Mike Scialla, Analyst—Question

Sounds good. Thank you.

Operator

Our next question comes from Tarek Hamid from JPMorgan. Please proceed.

Tarek Hamid, Analyst—Question

Hey, good morning. So...

Brandi Kendall, Chief Financial Officer and Member of the Board of Directors—Answer

Hey, Tarek.

Tarek Hamid, Analyst—Question

On the targeted synergies, just wonder if you had any rough estimate of cost to achieve those synergies. Just help us kind of think about the flows there.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. Good question. Look at the risk of maybe being a little bit off, zero. I do know what you’re asking, since we’ll have to spend money to make money, but no, these are all regular way things of just doing our jobs better and really putting these two good teams together and getting the most out of it. So, no, we don’t expect any – I think the only cost I highlighted, it’s going to take us some time. That would be the only thing I’d highlight there.

Tarek Hamid, Analyst—Question

All right. And then, you guys obviously have built an incredible business. This is obviously a great acquisition for you, but it does definitely increase your focus on the Eagle Ford. So, just would love to get your thoughts on basin diversity and sort of – is there a desire to kind of go out there and either grow the Uinta or increase basin diversity kind of after this trade?

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. I’d say, I don’t mind getting concentrated and compared to Conoco and EOG. So we feel really good about the position in the Eagle Ford and the size of it, and we would love to continue to get better and bigger there if it’s possible. Again, everything is cash-on-cash returns driven. As you know, we like having the balance in the business as well. So I think the Rocky Mountain region has been a great place for us. And just as a reminder, we operate in two business segments. So we like this sort of mid-cycle shale opportunity. We also like the conventional low-decline business. We haven’t really been able to find anything attractive from an acquisition perspective in that area for a while, and that’s okay. We’re willing to be really patient. But we like where we are, and I think we’d love to continue to add to the business where we’re good at our jobs and the valuations are right. But everything is going to be opportunistic and cash-on-cash driven.

Tarek Hamid, Analyst—Question

Appreciate that. And just last one for me if I could sneak it in. If you guys had the opportunity to engage with any existing SilverBow shareholders prior to the transaction or is that something you’re going to be looking to do over the next week or two?

Sean C. Woolverton, Chief Executive Officer & Director—Answer

Hey, Tarek. This is Sean. Appreciate that question. As you might expect, we’ve had tremendous amount of dialogue within SilverBow with our shareholders over time and very much so over the past few weeks. I think David and I are looking forward to the opportunity to further those discussions in the coming weeks ahead. And I’m excited for our shareholders to get to know the Crescent team even more and really give them the insight of what the quality of this transaction is. So, definitely, as we move forward, folding the SilverBow shareholders into the mix is going to be a discussion David and I will be having.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. And this is David. From my perspective, we love talking to our investors. And so we’re really looking forward to engaging with Sean and his team and the SilverBow investors. And we want to keep as many investors excited about this combined company as we can. So, we always have been very active on our side of the equation here, and we’ll continue to be so. And I think the combined company investors can expect us to maintain that frequent, active and valuable dialogue.

Tarek Hamid, Analyst—Question

Got it. I’ll jump back in the queue. Congratulations on the transaction.

Operator

Our next question comes from Tim Rezvan from KeyBanc Capital Markets. Please proceed.

Tim Rezvan, Analyst—Question

Good morning, everybody, and thank you for taking my question. I wanted to start diving back into the synergies a little bit. Pretty wide goalpost, $65 million to $100 million. I recognize it’s early days. So, I have a couple of questions related to this. The cost of capital, obviously, the SilverBow’s second lien is out there as an opportunity. So, is there anything that would preclude you from refinancing that now if market conditions were supportive of that? Is that something that’s on the table? That’s my first question on that.

Brandi Kendall, Chief Financial Officer and Member of the Board of Directors—Answer

Hey, Tim. Good question. It’s Brandi. As I’ve – as I mentioned earlier, I think we’d be opportunistic just with respect to how we think about refinancing that the SilverBow’s debt here, including the second lien.

Tim Rezvan, Analyst—Question

Okay. Okay. That’s fair. That’s fair. And then, on the G&A side, you talked about up to $10 million. The cash G&A for SilverBow stand-alone today is about $25 million. So it’s, call it, 40% or less. And is this sort of a multi-year synergy target? And related to that, have you thought about what the sort of broader leadership will look like kind of below the C-suite?

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. I think – this is David – that you should assume we’re focused on making sure that the businesses operate really well on a stand-alone basis between now and the closing that we’re focused on. And then we want to have an outstanding transition and make sure we get the best out of both sides. I think that’s what you really hear from Sean and from me today is, these businesses are both really well positioned independently, but together it’s just so much better. And so we’ve got to make sure that we do that the right way. And this is still a growth company.

So I think long story short is, I was a high school athlete, not a college athlete. The three-player came out when I started playing. And you’ve mentioned a wide goalpost. So I’m going to switch to basketball on you. We’re going to get a lot of shots here and we’re going to get a lot of them right. And I think our goal is to always outperform. But these synergies are in line with things that we already know how to do collectively across the two companies. And I think we have really high confidence that we’re going to make this happen in a, I’ll call it, appropriate timeline. And other than that, we got to kind of get to closing and then get after it.

Tim Rezvan, Analyst—Question

Okay. Okay. Fair enough. I know it’s early days. Thank you. That’s all I had.

Operator

Our next question comes from Kevin MacCurdy from Pickering Energy Partners. Please proceed.

Kevin MacCurdy, Analyst—Question

Hey. Good morning and congratulations on the deal. The combined company, while fairly significant gas production and plenty of runway from an asset perspective, can you talk about your gas marketing position and how that might change with the deal? And then as a follow-up, how would you think about capital allocation between the gas and liquids window if gas prices improve to, let’s say, like $4 next year? Thank you.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. Sorry. That was a lot. So, I’ll make sure that I hit both pieces of that question, I think. Yeah. Look, we’ve always felt very strongly about building a portfolio that we have control over. So we try to make sure we got control of our capital. We don’t go out and chase lease expiration. We don’t do exploration per se. And same thing, we don’t want to take on assets that have significant challenging – challenges getting product to market.

So, simple answer, we feel great about the business. We also feel great getting invested in some more natural gas opportunity at these prices, and I think the combined business will have a better marketing position than it does separately. And one of the things you’ve seen from us through our Western Eagle Ford acquisition last year, we’ve been able to make meaningful improvement on the marketing side. And so, that’s straight into the topline of revenue and goes straight to the bottom line to shareholder value.

So, long story short, we feel great about what we have, but I’m confident there are more synergies on the marketing side that we’re not talking about that we’ll hopefully go get after, but no fundamental risk we’re worried about here, if that was the question.

Kevin MacCurdy, Analyst—Question

Thanks for that. And then just I guess the follow-up was on capital allocation. If we get a rallying (42:15) gas prices, how would you think about balancing capital between the gas and liquids window?

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors—Answer

Yeah. So we’re, again, opportunistic, but it’s all about value with us. And I think we’ve got a great inventory of locations that are proven. We know what we’re going to get. And we don’t make quick moves up when prices get better. So what I would say is fundamentally the Crescent approach is when prices are going up, that creates a lot more free cash flow and that should be for the benefit of the shareholders.

So we wouldn’t see adding rigs, but when we move the allocation of capital around to the highest areas of return, absolutely. So we love the optionality that Sean and his team have built. We’re really excited to add it to our portfolio, and I think you can expect, call it, more of the same in terms of the thinking around capital allocation and return of capital, but just a better portfolio to do it across.

Kevin MacCurdy, Analyst—Question

Appreciate that. Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the floor back over to David Rockecharlie for closing comments.

David C. Rockecharlie, Chief Executive Officer and Member of the Board of Directors

Great. Well, Sean pointed at me, so I guess I get to do it. But we’ve really enjoyed watching what the team at SilverBow has done. We’re thrilled to be able to combine these two businesses. They are going to be even better together. And we’re very excited about the opportunity ahead for both of our shareholders. So we look forward to a lot of engagement, making sure people understand the value proposition. But I think the great thing is, we’re collectively going to keep doing what both of us were doing separately, which is making sure that we make good capital decisions, apply great operating practices with the great teams that we’ve both built, and continue to be opportunistic around value creation while staying focused on free cash flow.

So, again, thanks for joining us today, and we look forward to many more conversations.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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